Herbalife International of America, Inc.

800 West Olympic Blvd., Suite 406

Los Angeles, CA 90015

Exhibit 10.45

July 11, 2019

Mr. Michael O. Johnson

Chairman and Chief Executive Officer

Herbalife International of America, Inc.

800 West Olympic Blvd.

Los Angeles, CA 90015

Re: Service as Chairman and Chief Executive Officer

Dear Michael:

By signing below, you and the Company agree to the following, effective as of June 17, 2019:

1.	Title. Chairman and Chief Executive Officer of Herbalife Nutrition Ltd. (“Parent”) and Herbalife International of America, Inc. (the “Company”).

2.

Base Salary. Effective as of June 17, 2019, your base salary rate shall be increased to $1,236,000 on an annualized basis, paid in accordance with the Company’s normal payroll practices less applicable taxes and withholdings.

3.

Annual Bonus. Effective as of June 17, 2019 your annual target bonus opportunity shall be increased to equal 150% of your base salary and will otherwise be subject to all of the terms and conditions of the Company’s annual bonus plan; provided that for the portion of 2019 from January 1, 2019 through June 17, 2019, your annual target bonus opportunity shall remain equal to 80% of your prior base salary ($500,000). For the 2019 fiscal year, your bonus criteria shall be the same criteria applicable to senior executives of the Company generally. In addition, in the event you are not employed by the Company at the time the Company pays annual bonuses to executives generally per the terms of the 2019 annual bonus plan (other than as a result of a termination for cause as provided for in the 2019 annual bonus plan), you will be entitled to a pro-rata annual bonus for 2019 (to the extent earned under the terms of the 2019 annual bonus plan) based upon the number of days you were employed by the Company and Parent during 2019.

4.	LTIP/Equity. You and the Company agree that you will not be eligible for or receive any awards of equity-based or long-term incentive compensation.

5.

Medical and Other Benefits. You will be entitled to participate in the Company’s health and welfare plans made available generally to employees of the Company from time to time for so long as you remain eligible in accordance with the terms and condition thereof. Such participation will in all events be subject to the terms and conditions of the applicable plans as in effect from time to time. You and the Company agree that you shall not be entitled to any perquisites or benefits not provided to executive officers generally.

6.

Aircraft Use. From and after the date hereof, you shall not be entitled to any personal use of corporate aircraft (or reimbursement of any personal flights), except for the four flights previously authorized by the Compensation Committee of the Board of Directors of Parent (to the extent not taken before the date of this letter agreement).

7.	Covenants. You and the Company agree that you shall continue to be bound by the restrictive covenants set forth in Appendix A hereto.

8.

Governing Law. This letter agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof.

9.

Entire Agreement. The terms of this letter agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this letter agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this letter agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this letter agreement. For the avoidance of doubt, that certain letter agreement between you and the Company dated November 1, 2016 and, to the extent applicable, that certain employment agreement between you and the Company dated March 27, 2008, and any amendments to those agreements shall be of no further force or effect from and after the date hereof.

10.

Severability of Provisions. In the event that any provision of this letter agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this letter agreement.

You and the Company agree that none of the above provisions shall modify your status as an at- will employee of the Company and that you and the Company may terminate your employment at any time for any reason, with or without notice, without payment of severance pay or any additional consideration (except as explicitly noted above with respect to the 2019 annual bonus).

[signature page follows]

If you agree that the foregoing sets forth our full understanding regarding the terms and conditions of your continued employment with the Company and Parent, please evidence your agreement and acceptance by counter-signing this letter where indicated below, returning the executed copy to me.

HERBALIFE INTERNATIONAL OF AMERICA, INC.
By:	/s/ HENRY C. WANG
Name:	Henry C. Wang
Title:	EVP, General Counsel and Corporate Secretary

AGREED AND ACCEPTED

/s/ MICHAEL O. JOHNSON
Michael O. Johnson
Date: July 11, 2019

Signature Page to Michael O. Johnson Letter Agreement – 2019

Appendix A

Executive Covenants

Confidential and Proprietary Information

You and the Company agree and acknowledge that during the course of your employment, you will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company’s and its affiliates’ distributors and customers and potential distributors and customers (hereinafter referred to collectively as “Distributors”), including, without limitation, the identity of Distributors that you cultivate or maintain while providing services at the Company or any of its affiliates using the Company’s or any of its affiliates’ products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company’s and its affiliates’ business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company’s and its affiliates’ licensors, vendors and other suppliers and the identities of the Company’s and its affiliates’ contact persons at such licensors, vendors and other suppliers; the identities of the Company’s and its affiliates’ key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. You expressly agree to use such trade secrets and confidential information only for purposes of carrying out your duties for the Company and its affiliates as you deem appropriate in your good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose that could reasonably be foreseen to be detrimental to the Company or any of its affiliates; provided, you shall be permitted to disclose such trade secrets and confidential information to third parties in the course of performing your duties for the Company and its affiliates as you deem appropriate in your good faith judgment. You shall not at any time, either during the course of your employment hereunder or after the termination of such employment, use for yourself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law or as permitted hereunder, you shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any unauthorized direct or indirect disclosure by you, (ii) becomes available to you on a non- confidential basis from a source other than the Company or any of its affiliates, provided that you have no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the board of directors of the Parent or any of its affiliates or which the board of directors of the Parent or any of its affiliates makes available or authorizes you to make available to third parties without an obligation of confidentiality.

Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work product or the Company’s or its affiliates’ trade secrets without prior written consent of the Company’s General Counsel.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law.

All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which you shall prepare or receive in the course of your employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. You shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out your duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in your possession or under your custody or control upon the termination of your employment (other than such materials received by you solely in your capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by you during the period of your employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work you may do for the Company or any of its affiliates or which result from use of the Company’s or any of its affiliates’ premises or property (collectively, the “Developments”) shall be the sole and exclusive property of the Company and its affiliates, as applicable. You assign and transfer to the Company your entire right and interest in any such Development, and you shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company’s expense. Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

A-2

Following the termination of your employment, you will reasonably cooperate with the Company (at the Company’s expense, if you reasonably incur any out-of-pocket costs with respect thereto, including, but not limited to, lost salary or the value of vacation benefits used in connection therewith), and the Company will reasonably cooperate with you (as determined by the Board in its sole discretion), in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to your duties and activities conducted on behalf of the Company or its affiliates.

The provisions of this Appendix A shall survive any termination of your employment with the Company.

Non-Solicitation

You acknowledge that in the course of your employment for the Company you will become familiar with the Company’s and its affiliates’ trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, you agree that, during your employment (the “Nonsolicitation Period”), you will not, other than in connection with the good faith performance of your duties to the Company, directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period unless such person’s employment was terminated by the Company or such affiliate or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any business which is a direct competitor of the Company or any of its affiliates. In addition, during the Nonsolicitation Period, you will not, in any capacity, other than in connection with the good faith performance of your duties to the Company, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) solicit or encourage any customer of the Company or any of its affiliates to terminate or diminish its relationship with the Company or any of its affiliates; (B) seek to persuade any customer (or any individual or entity who was a customer of the Company or any of its affiliates within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company or any of its affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or any of its affiliates; or (C) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

A-3

Injunctive Relief

You and the Company (a) intend that the provisions of this Appendix A be and become valid and enforceable, (b) acknowledge and agree that the provisions of this Appendix A are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of this Appendix A might result in irreparable injury to the Company and its affiliates, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, you agree that if you violate or threaten to violate the provisions of this Appendix A, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages. If, at the time of enforcement of this Appendix A, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

Company Policies

While employed by the Company and/or serving as a member of the board of directors of the Parent (the “Board”), you agree to be bound by and comply with the terms of all Company policies applicable generally to employees and/or executive officers and/or directors of the Company or Parent and to compensation and benefits paid or made available to employees and/or executive officers of the Company. Without limiting the generality of the forgoing, you agree that you are bound by and will comply with the terms of any clawback or compensation recovery adopted by the Board and applicable by its terms to executive officers of the Company generally.

A-4